Exhibit 99.1

AGREEMENT

This agreement (the “Agreement”) dated this 7th day of February, 2012, by and among Barron Partners LP, a Delaware limited partnership (“Barron”) with a principal office at 730 Fifth Ave, 26 FL, New York, NY 10019 and Cleantech Solutions International., a Delaware corporation (the “Company”) with a principal office at No.9 Yanyu Middle Road, Qianzhou Town, Wuxi City, China.

W I T N E S S E T H:

WHEREAS, Barron owns common stock purchase warrants to purchase 551,591 shares of the Company’s common stock, par value $0.001 per share (“Common Stock”) at an exercise price of $1.20 per share (the “$1.20 Warrants”) and common stock purchase warrants to purchase 1,649,991 shares of Common Stock at an exercise price of $1.698 per share (the “$1.698 Warrants”), all of such warrants being referred to as the “Warrants”; and

WHEREAS, Barron is willing to surrender a third of the Warrants and exchange the remainder of the Warrants for  Company’s Series A Convertible Preferred Stock (the “Preferred Stock”)  and  new issue warrants with exercise price of $0.27 .

WHEREFORE, the parties do hereby agree as follows:

1. Warrant Surrender. Barron shall surrender 733,861  Warrants which the Company shall cancel.

2. Warrant Exchange. Barron shall exchange the remaining 1,467,721 Warrants for (i) 2,201,582 shares of Preferred Stock convertible into 733,861 shares of Common Stock as of the date of this Agreement and (ii) new warrants to purchase 733,861 shares of Common Stock at exercise price of $0.27 (the “New Warrants”).

3. Proceeds from New Warrants. All of the proceeds from future exercise of New Warrants shall be held in USA account of the Company  and shall be applied to pay expenses incurred by the Company in connection with its public listing, such as SEC fees, US legal an accounting fees.

4. This Agreement constitutes the entire agreement of the parties, superseding all prior or contemporaneous oral or written  agreements and understandings, and may not be modified or amended nor may any right be waived except by a writing which expressly refers to this Agreement, states that it is a modification, amendment or waiver and is signed by the parties.

5. This Agreement shall be governed by the laws of the State of New York applicable to agreements executed and to be performed wholly within such state, without regard to principals of conflicts of law.

IN WITNESS WHEREOF, this Agreement has been signed by the parties on and as of the date first aforesaid.

Cleantech Solutions International By: /s/ Jianhua WU Jianhua WU
BARRON PARTNERS LP By: Barron Capital Advisors, LLC, general partner By: /s/ Andrew Barron Worden Andrew Barron Worden, Manager